PSS World Medical, Inc.
4345 Southpoint Boulevard
Jacksonville, Florida 32216

October 20, 2003

Mr. Tony Oglesby
1764 Sams Drive
Dandridge, Tennessee 37725

Dear Tony:

        This letter will memorialize our agreement with respect to the termination of your employment. Please acknowledge your agreement by signing in the space indicated at the end of this letter.

    1.        Termination of Employment. Effective as of October 23, 2003 (the “Date of Termination”), you have tendered, and the Company has accepted, your resignation of employment with PSS World Medical, Inc. (the “Company”) or any of its affiliates. You and the Company acknowledge that this is a voluntary termination by you without Good Reason, as provided in Section 7(c) of your Employment Agreement with the Company, dated October 1, 2002 (the “Employment Agreement”).

    2.        No Change of Control. You and the Company acknowledge that, as of the Date of Termination, there has not occurred a Change of Control of the Company, as defined in the Employment Agreement. You and we further acknowledge that your employment is not being terminated in contemplation of or otherwise in connection with a Change of Control.

    3.        No Severance Benefits. Pursuant to Section 8(e) of the Employment Agreement, since you voluntarily terminated your employment without Good Reason, you are not entitled to severance benefits under the Employment Agreement, but you are entitled to the following accrued benefits:

    (a)        the Company will pay to you in a lump sum in cash within 30 days after the Date of Termination the sum of (1) your base salary through the Date of Termination to the extent not theretofore paid, and (2) any accrued vacation pay to the extent not theretofore paid; and

    (b)        to the extent not theretofore paid or provided, the Company will timely pay or provide to you any other amounts or benefits required to be paid or provided or which you are eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies.

        You are reminded of your right to purchase continued health insurance coverage for a period of up to eighteen (18) months following the Date of Termination pursuant to the terms of applicable law.

    4.        Restrictions on Your Conduct; Additional Payment for Extension.

    (a)               Pursuant to Section 13(g)(iv) of the Employment Agreement, the restrictive covenants set forth and defined in Section 13 of the Employment Agreement (the “Restrictive Covenants”) will by their terms remain in effect for a period of eighteen (18) months after the Date of Termination, subject to a termination of the Restrictive Covenants (except with respect to Trade Secrets) by their terms, effective upon a Change of Control occurring during such 18-month period.

    (b)               In consideration exclusively for the following additional payments and benefits, which you acknowledge are reasonable and adequate for the purpose, you hereby agree that the Restrictive Covenants set forth and defined in Section 13 of the Employment Agreement will extend for an additional eighteen (18) months after the Date of Termination (i.e., when added to the original 18-month restricted period, a total restricted period of thirty-six (36) months after the Date of Termination), and that all of the provisions of Section 13 of the Employment Agreement, including, without limitation, a termination of the Restrictive Covenants (except with respect to Trade Secrets) effective upon a Change of Control occurring during such additional 18-month period, shall apply with respect to such extended covenants except that the term “Restricted Period” as used therein shall mean the term of your employment and a period extending until thirty-six (36) months from the Date of Termination:

(i) the Company will pay to you in a lump sum in cash within 30 days after the Date of Termination the sum of $315,000; and

    (ii)               the Company will pay to you the product of (x) your annual bonus that would have been payable with respect to the fiscal year of the Company ending in March 2004 (determined at the end of such year based on actual performance results through the end of such year) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; and

    (iii)               all of your options to acquire stock of the Company that are outstanding as of the Date of Termination will continue to vest in accordance with their normal vesting schedule (as if you had not terminated employment) through December 31, 2004 and such options shall remain exercisable until the end of business on December 31, 2004, but not beyond the original expiration date of any applicable option. Any options you hold that have not vested by December 31, 2004 will expire on December 31, 2004.

    (c)        You acknowledge and agree that the payments and benefits set forth in Section 4(b) above are directly and exclusively in consideration for the extension of the Restrictive Covenants for an additional 18-month period and not for any other purpose, and that your right to retain such payments and benefits is expressly conditioned on your continued compliance with the Restrictive Covenants for the full 36-month period after the Date of Termination.

    5.        Certain Additional Covenants.

    (a)              Agreement Not to Disparage. You and the Company agree that neither shall say, write or communicate in any manner to any person or entity in the medical community or the medical distribution industry anything substantially derogatory about the other, regardless of the truth or falsity of the information; provided, that nothing contained herein is intended to or shall limit your or the Company’s ability to comply with applicable laws, rules or regulations, to obtain any benefits under any bond and/or insurance policy, or to commence, institute, prosecute or defend any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority. In this connection, you specifically agree that, for purposes hereof, the “Company” means and includes the Company and its officers, directors, employees, affiliates and representatives.

    (b)              Return of Company Property. At such time as you cease to be affiliated with the Company in any capacity, you will deliver to the Company all property belonging to the Company, including, without limitation, all confidential information of the Company then in your possession, including soft and hard copies thereof, and all keys to the Company premises.

    6.        General Release and Forbearance.

    (a)              Release by Employee. In consideration of the payment to you of $10,000 by the Company within 30 days after the Date of Termination, you, for yourself, your successors, heirs, legatees, personal and legal representatives, and assigns (the “Releasors”), hereby forever release and discharge the Company, its officers, directors, stockholders, employees, agents, corporate affiliates, controlling persons, and successors, and their representatives (the “Releasees”) from any claims, demands, causes of action, suits, contracts or liabilities whatsoever, in law or in equity, whether known or unknown or suspected to exist by you, which you have had or may now have against the Company or any of such related parties arising from or connected with your employment with the Company or the termination of that employment, but specifically excluding (i) whatever rights the Releasors might have to indemnification or payment of expenses arising under the Company’s charter or bylaws or any other source, and (ii) the Company’s obligations under this Agreement (the “Release”). Such claims or causes of action shall include, but not be limited to, any claims, demands, suits or causes of action (i) in connection with any privacy right, civil rights claim, claim for emotional and mental distress; your employment with the Company; or the termination of that employment; or (ii) pursuant to any federal, state, or local employment laws, regulations, executive orders, or other requirements, including without limitation those that may relate to sex, race or other forms of discrimination, including, without limitation, Title VII of the Civil Rights Act of 1964, The Americans With Disabilities Act, and the Age Discrimination in Employment Act Title VII of the Civil Rights Act of 1964; provided, however, that this Release covers only claims that you may have under the Age Discrimination in Employment Act as of the effective date of this Release. Without limiting the generality of the foregoing, you hereby acknowledge and covenant that you have knowingly relinquished and forever released any and all rights and remedies which might otherwise be available to you, including claims for back pay, liquidated damages, recovery of interest, costs, punitive damages or attorneys’ fees, and any claims for employment or reemployment with the Company.

    (b)              Acknowledgments. You acknowledge that you have been advised in writing to consult with an attorney before signing this agreement and the Release. You acknowledge that you have read this Release and understand that it is a general release of the Company from any past or existing claim which you have against the Company, including any claim relating to your employment or termination of employment. You acknowledge that you have had twenty one (21) days from receipt of this Release to review it prior to signing (or have voluntarily signed this Release prior to the expiration of such 21-day prior review period) and have voluntarily decided to sign this Release. You have the right to revoke this Release within seven (7) days following the date of its execution by you. However, if you fail to execute this Release or revoke this Release within such seven (7) day period, no benefits will be payable to you under this agreement and you shall return to the Company any payments thus received prior to that date.

    7.        Tax Matters. You and we acknowledge and agree that the payments and benefits described herein may be taxable income, and we each covenant to comply with all federal and state income and employment tax requirements, including all reporting and withholding requirements, relating thereto.

    8.        Prior Agreements. You and the Company agree that, except as set forth in Section 6(a) above with respect to any rights to indemnification or payment of expenses, and except as provided in Section 4 above with respect to survival and extension of the Restrictive Covenants, this agreement supersedes and terminates any and all prior employment, separation or similar agreements, oral or written, between you and the Company, including without limitation the Employment Agreement, and that the mutual benefits and obligations of each of the parties are solely as provided for and contained in this agreement.

    9.        Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Florida shall govern this agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

        Again, to indicate your acknowledgment of our agreement as memorialized above, please sign and date this letter and the enclosed duplicate copy in the space provided below and return one originally executed copy to the Company.

Very truly yours, PSS World Medical, Inc. By: /s/ David A. Smith David A. Smith Chief Executive Officer and President

THE UNDERSIGNED HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS OR HER CHOOSING CONCERNING THE EXECUTION OF THIS RELEASE AND THAT THE UNDERSIGNED IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

Acknowledged as being the true agreement of the parties, this 20th day of October, 2003.

EMPLOYEE

/s/ Tony Oglesby
Tony Oglesby